Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Haley Jones
+1.414.906.6804
haley.jones@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2026 Results

•
Launched expanded global strategic transformation program, now expected to deliver $200 million in permanent cost savings in 2028
•
Revenues of $4.5 billion (10% as reported, 3% constant currency)
•
Strong demand in Asia Pacific and Latin America and in select European countries. France continued sequential improvement to achieve a flat revenue trend year over year
•
Manpower had strong growth in the quarter. Experis impacted by soft professional demand, with stable underlying activity. Talent Solutions headwinds continue, driven by tempered permanent hiring, with rate of decline narrowing over last two quarters
•
SG&A down year over year in constant currency reflecting strong cost management

MILWAUKEE, April 16, 2026 – ManpowerGroup (NYSE: MAN) today reported net earnings of $0.05 per diluted share for the three months ended March 31, 2026 compared to net earnings of $0.12 per diluted share in the prior year period. Net earnings in the quarter were $2.5 million compared to net earnings of $5.6 million a year earlier. Revenues for the first quarter were $4.5 billion, a 10% increase from the prior year period.

The current year quarter included restructuring costs and strategic transformation program costs which reduced earnings per share by $0.46 in the first quarter. Excluding these charges, earnings per share was $0.51 per diluted share in the quarter representing an increase of 3% in constant currency which incorporates a higher tax rate in the first quarter of 2026.1

Financial results in the quarter were also impacted by the U.S. dollar relative to foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 3% compared to the prior year period.

Jonas Prising, ManpowerGroup Chair & CEO, said, “We delivered solid performance in the quarter driven by disciplined execution and stabilization in demand trends across key markets. This marks five consecutive quarters of year over year revenue trend improvement. We grew our pipeline, saw continued momentum across the portfolio within our Manpower brand, and enhanced operating leverage through

1 The prior year period included various adjustments which reduced earnings per share by $0.32 in the first quarter which are also excluded when determining the year over year adjusted trend.

reductions in SG&A. Building on this progress and our ongoing transformational efforts, we are taking proactive steps to ensure we are positioned to succeed in any operating environment. This includes launching a strategic transformation program that is intended to not only improve our cost and margin profile, yet also enable ManpowerGroup to gain market share and deliver best-in-class client service. Further, we continue to make significant progress in advancing our AI strategy, including improving the candidate and client experience and bringing new products to market to enhance our competitive position and drive long-term value creation.”

We anticipate diluted earnings per share in the second quarter will be between $0.91 and $1.01, which includes an estimated favorable currency impact of 5 cents and a 43% effective tax rate."

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 16, 2026 at 7:30 a.m. Central time (8:30 a.m. Eastern time). Prepared remarks for the conference call, webcast details, presentation and recordings are included within the Investor Relations section of manpowergroup.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for more than 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2026 ManpowerGroup was named one of the World's Most Ethical Companies for the 17th time – all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including statements regarding trends in labor demand and the future strengthening of such demand, the Company’s financial outlook, and the Company’s strategic initiatives and technology investments, including our ability to increase market share and the acceleration of transformation initiatives to remove structural costs from the organization to drive efficiencies, which are subject to risks and uncertainties. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2025, which information is incorporated herein by reference.

We caution that any forward-looking statement reflects only our belief at the time the statement is made. The Company assumes no obligation to update or revise any forward-looking statements. We reference certain non-GAAP financial measures, which we believe provide useful information for investors. We include a reconciliation of these measures, where appropriate, to GAAP on the Investor Relations section of our website at manpowergroup.com.

ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2026	2025	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,510.4	$4,090.3	10.3%	2.9%
Cost of services	3,787.4	3,392.0	11.7%	4.1%
Gross profit	723.0	698.3	3.5%	-2.8%
Selling and administrative expenses	694.7	670.1	3.7%	-2.2%
Operating profit	28.3	28.2	0.5%	-17.8%
Interest and other expenses, net	12.9	11.5	13.3%
Earnings before income taxes	15.4	16.7	-8.3%	-27.5%
Provision for income taxes	12.9	11.1	15.1%
Net earnings	$2.5	$5.6	-55.4%	-64.7%
Net earnings per share - basic	$0.05	$0.12	-55.2%
Net earnings per share - diluted	$0.05	$0.12	-55.2%	-64.6%
Weighted average shares - basic	46.7	46.8	-0.3%
Weighted average shares - diluted	47.1	47.3	-0.4%
(a)
Revenues from services include fees received from our franchise offices of $3.8 million for both the three months ended March 31, 2026 and 2025, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $454.3 million and $418.4 million for the three months ended March 31, 2026 and 2025, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2026	2025	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$654.9	$688.8	-4.9%	-4.9%
Other Americas	460.7	367.9	25.2%	19.4%
	1,115.6	1,056.7	5.6%	3.5%
Southern Europe:
France	1,068.6	965.7	10.7%	-0.3%
Italy	474.7	397.8	19.3%	7.5%
Other Southern Europe	558.0	470.5	18.6%	6.1%
	2,101.3	1,834.0	14.6%	3.0%
Northern Europe	790.1	730.8	8.1%	-1.8%
APME	510.5	476.4	7.1%	8.1%
	4,517.5	4,097.9
Intercompany Eliminations	(7.1)	(7.6)
	$4,510.4	$4,090.3	10.3%	2.9%
Operating Unit Profit (Loss):
Americas:
United States	$2.1	$11.3	-81.9%	-81.9%
Other Americas	17.0	14.2	20.9%	14.4%
	19.1	25.5	-24.9%	-28.5%
Southern Europe:
France	17.1	21.0	-18.5%	-25.1%
Italy	28.7	24.6	16.6%	5.5%
Other Southern Europe	8.4	4.6	83.1%	63.8%
	54.2	50.2	8.0%	-2.0%
Northern Europe	(8.2)	(18.3)	55.5%	62.8%
APME	21.7	20.0	7.7%	11.4%
	86.8	77.4
Corporate expenses	(51.5)	(41.1)
Intangible asset amortization expense	(7.0)	(8.1)
Operating profit	28.3	28.2	0.5%	-17.8%
Interest and other expenses, net (b)	(12.9)	(11.5)
Earnings before income taxes	$15.4	$16.7
(a)
In the United States, revenues from services include fees received from our franchise offices of $2.4 million and $2.2 million for the three months ended March 31, 2026 and 2025, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $78.4 million and $76.9 million for the three months ended March 31, 2026 and 2025, respectively.
(b)
The components of interest and other expenses, net were:

	2026	2025
Interest expense	$25.7	$22.5
Interest income	(6.1)	(6.9)
Foreign exchange loss	0.6	0.9
Miscellaneous income, net	(7.3)	(5.0)
	$12.9	$11.5

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$224.9	$871.0
Accounts receivable, net	4,628.2	4,770.3
Prepaid expenses and other assets	209.7	149.1
Total current assets	5,062.8	5,790.4
Other assets:
Goodwill	1,539.4	1,544.6
Intangible assets, net	422.9	430.1
Operating lease right-of-use assets	373.9	392.7
Other assets	874.1	879.1
Total other assets	3,210.3	3,246.5
Property and equipment:
Land, buildings, leasehold improvements and equipment	523.2	526.9
Less: accumulated depreciation and amortization	405.0	403.7
Net property and equipment	118.2	123.2
Total assets	$8,391.3	$9,160.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,558.8	$2,721.1
Employee compensation payable	199.4	232.3
Accrued payroll taxes and insurance	654.1	672.1
Accrued liabilities	484.9	457.6
Value added taxes payable	388.4	418.1
Short-term operating lease liability	104.6	107.4
Short-term borrowings and current maturities of long-term debt	112.4	625.0
Total current liabilities	4,502.6	5,233.6
Other liabilities:
Long-term debt	1,034.3	1,052.1
Long-term operating lease liability	287.6	304.3
Other long-term liabilities	501.3	509.8
Total other liabilities	1,823.2	1,866.2
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,577.4	3,572.5
Retained earnings	3,734.8	3,732.3
Accumulated other comprehensive loss	(412.1)	(412.1)
Treasury stock, at cost	(4,836.3)	(4,834.3)
Total ManpowerGroup shareholders' equity	2,065.0	2,059.6
Noncontrolling interests	0.5	0.7
Total shareholders' equity	2,065.5	2,060.3
Total liabilities and shareholders' equity	$8,391.3	$9,160.1

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three months ended
	March 31,
	2026	2025
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$2.5	$5.6
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	20.2	21.2
Deferred income taxes	6.1	7.3
Provision for credit losses	2.5	1.5
Share-based compensation	6.0	7.6
Changes in operating assets and liabilities:
Accounts receivable	92.2	245.1
Other assets	(73.5)	(34.9)
Accounts payable	(141.0)	(265.1)
Other liabilities	(41.3)	(141.5)
Cash used in operating activities	(126.3)	(153.2)
Cash Flows from Investing Activities:
Capital expenditures	(9.0)	(13.7)
Acquisition of businesses, net of cash acquired	—	(1.0)
Proceeds from the sale of property and equipment	0.3	0.1
Cash used in investing activities	(8.7)	(14.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	24.0	50.7
Net proceeds from revolving debt facility	50.0	26.0
Proceeds from long-term debt	0.1	—
Repayments of long-term debt	(582.3)	(0.1)
Taxes paid related to net share settlement	(2.7)	(5.9)
Repurchases of common stock and excise tax	(0.3)	(25.0)
Cash (used in) provided by financing activities	(511.2)	45.7
Effect of exchange rate changes on cash	0.1	7.7
Change in cash and cash equivalents	(646.1)	(114.4)
Cash and cash equivalents, beginning of period	871.0	509.4
Cash and cash equivalents, end of period	$224.9	$395.0